Exhibit 99.1

JMP GROUP ANNOUNCES CFO TRANSITION

SAN FRANCISCO, Feb. 16, 2010 — JMP Group Inc. (NYSE: JMP), an investment banking and alternative asset management firm, announced today that Raymond Jackson will succeed Thomas Kilian as the company’s chief financial officer. Mr. Kilian, who has served as JMP Group’s chief financial officer since July 2004, has elected to step down from the position but will continue in his additional capacity as a senior investment banker at JMP Securities. Mr. Jackson, who joined JMP Group in June 2008 as chief financial officer of operating subsidiaries JMP Securities and Harvest Capital Strategies, will assume the role of chief financial officer on March 15, 2010, following the filing of the company’s next Form 10-K.

“This transition is something we’ve anticipated for quite some time,” said Joseph A. Jolson, JMP Group’s chairman and chief executive officer. “Thomas, a co-founder of JMP, has played a dual role for the past five years, working both as our CFO and as a calling officer in our investment banking group. He can now set aside his internal responsibilities and focus exclusively on client-facing activities. Thomas has been instrumental in JMP’s growth and success, and I want to thank him for his effort and guidance—especially throughout our IPO process in 2007. Ray and Thomas have been working side by side for nearly two years, and Ray’s audit background and prior experience as a financial executive should make this transition seamless.”

“I have greatly enjoyed serving as JMP’s chief financial officer,” said Mr. Kilian. “However, ever since JMP went public, I had planned to hand off my CFO responsibilities in due time. Ray played a crucial part in strengthening JMP’s finance and accounting infrastructure following the company’s IPO and in integrating JMP Credit after its acquisition last year. With Ray in place, I am confident that we have a capable, seasoned executive ready to take over as CFO.”

Prior to joining JMP Group, Mr. Jackson was an executive officer and the corporate controller at Redwood Trust, Inc., a publicly traded mortgage REIT. Mr. Jackson was previously a senior manager in PricewaterhouseCoopers’ financial services and banking industry practice in San Francisco. He has also served as a senior audit manager and an audit manager at KPMG in San Francisco and the UK and has worked at Deloitte & Touche in the UK. He holds a bachelor’s degree with honors from Loughborough University in England and is a member of the Institute of Chartered Accountants in England and Wales.

About JMP Group

JMP Group Inc. is a full-service investment banking and alternative asset management firm that provides investment banking, sales and trading, and equity research services to corporate and institutional clients and alternative asset management products to institutional and high-net-worth investors. JMP Group operates through three subsidiaries: JMP Securities, JMP Credit Corporation and Harvest Capital Strategies. For more information, visit www.jmpg.com.

Investor Relations & Media Contact

Andrew Palmer

(415) 835-8978

apalmer@jmpg.com

© 2009 JMP Group Inc.